Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 9, 2012 of Trade Street Residential, Inc. and subsidiaries relating to the consolidated balance sheet as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, all of which are contained in the Registration Statement and Prospectus of Trade Street Residential, Inc.

We consent to the use of our name as it appears under the caption “Experts” in such Registration Statement.

/s/ Berkowitz Pollack Brant

Miami, Florida

January 8, 2013